Capital World Bond Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$194,341
Class B	$7,425
Class C	$18,564
Class F-1	$43,419
Class F-2	$2,071
Total	$265,820
Class 529-A	$5,395
Class 529-B	$492
Class 529-C	$2,294
Class 529-E	$279
Class 529-F-1	$478
Class R-1	$411
Class R-2	$2,943
Class R-3	$3,713
Class R-4	$2,354
Class R-5	$7,543
Total	$25,902

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6310
Class B	$0.5177
Class C	$0.5134
Class F-1	$0.6234
Class F-2	$0.6688
Class 529-A	$0.6252
Class 529-B	$0.5094
Class 529-C	$0.5111
Class 529-E	$0.5807
Class 529-F-1	$0.6487
Class R-1	$0.5177
Class R-2	$0.5210
Class R-3	$0.5787
Class R-4	$0.6280
Class R-5	$0.6671

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	297,523
Class B	13,591
Class C	34,295
Class F-1	61,573
Class F-2	4,699
Total	411,681
Class 529-A	8,854
Class 529-B	983
Class 529-C	4,582
Class 529-E	509
Class 529-F-1	771
Class R-1	767
Class R-2	5,898
Class R-3	6,640
Class R-4	3,924
Class R-5	11,813
Total	44,741

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$17.99
Class B	$17.87
Class C	$17.78
Class F-1	$17.90
Class F-2	$17.97
Class 529-A	$18.03
Class 529-B	$17.92
Class 529-C	$17.90
Class 529-E	$17.94
Class 529-F-1	$17.95
Class R-1	$17.88
Class R-2	$17.88
Class R-3	$17.97
Class R-4	$17.98
Class R-5	$18.00